EXHIBIT 99.1

Advaxis Appoints Sara Bonstein as Chief Financial Officer, Senior Vice President

PRINCETON, NJ, March 24, 2014 — Advaxis, Inc. (NASDAQ:ADXS), a biotechnology company developing the next generation of cancer immunotherapies, announced that it has appointed Sara Bonstein to the position of Chief Financial Officer, Senior Vice President.

Ms. Bonstein has a decade of financial leadership experience in the life sciences industry with Eli Lilly & Company, ImClone Systems, and Johnson & Johnson.

While at Eli Lilly & Company (NYSE:LLY), Ms. Bonstein was a Six Sigma Champion and Black Belt, leading multiple projects relating to clinical research, project management, finance, manufacturing, and commercial sales. Prior to her Six Sigma role, Ms. Bonstein held positions of increasing responsibility at ImClone (which was acquired by Eli Lilly in 2008) including Director of Finance where she led all budget and forecast activities for preclinical, clinical and manufacturing research and development, spanning over ten monoclonal antibody cancer therapeutics, including Erbitux, a cancer treatment with over $1.5 billion in annual sales.

Prior to joining ImClone, Ms. Bonstein was a financial analyst at Johnson & Johnson (NYSE:JNJ) in both the Ortho McNeil Pharmaceuticals and Ortho Biotech Divisions of the company where she managed gross-to-net analysis and calculation for approximately $1.1 billion of pharmaceutical product sales. Ms. Bonstein is a 2004 graduate of Johnson & Johnson’s Financial Leadership Development Program and a Six Sigma Black Belt. She holds a BS in Finance from The College of New Jersey and an MBA from Rider University.

“Sara’s significant financial experience across multiple biopharmaceutical sectors will be a great asset to Advaxis,” commented Daniel J. O’Connor, President and Chief Executive Officer of Advaxis. “She is a seasoned financial leader in the biopharmaceutical industry and, importantly, has demonstrated the ability to lead budget and forecast activities for clinical R&D and manufacturing, which is crucial to our growth. She has been successful in building and managing world class finance teams at significant public biopharmaceutical corporations. Sara's strong operational experience in systems development, budget, forecasting, clinical, and regulatory affairs will be invaluable as we continue to grow Advaxis.”

Advaxis also announced the departure of Mark Rosenblum, Chief Financial Officer, effective March 24, 2014 to pursue other opportunities. “We would like to thank Mark for his service to Advaxis. We wish him well in his new endeavors,” stated Mr. O’Connor.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of cancer immunotherapies. Advaxis’s immunotherapies are based on a novel platform technology using live, attenuated bacteria to stimulate the immune system to selectively target cancer cells while reducing tumor defenses.

ADXS-HPV, Advaxis’s lead immunotherapy for the treatment of HPV-associated cancers, has demonstrated improved survival and objective tumor responses in a Phase 2 trial in 110 patients with recurrent cervical cancer. Advaxis is now planning the registrational program for ADXS-HPV. ADXS-HPV is also being evaluated in other HPV-associated cancers including a Phase 2 in advanced cervical cancer, a Phase 1/2 in head and neck cancer, and a Phase 1/2 in anal cancer. ADXS-HPV has orphan drug status for both anal and head and neck cancers. As part of its global commercialization strategy to enter into regional licensing deals with other market dominant biopharmaceutical companies in territories where there is a high prevalence of HPV-associated cancers, Advaxis has granted exclusive licenses for the development and commercialization of ADXS-HPV in Asia and India.

ADXS-cHER2 is an immunotherapy for the treatment of HER2-overexpressing cancers (such as breast, gastric, esophageal, and other cancers in humans and for osteosarcoma in canines). Advaxis’ lead animal-health immunotherapy, ADXS-cHER2, has demonstrated encouraging survival data in a trial in canine osteosarcoma. These data provide the rationale to advance this same immunotherapy into a Phase 1 clinical trial in patients with HER2-overexpressing cancers such as breast, gastric, esophageal, and others. The Company is preparing an IND submission for ADXS-cHER2 in the treatment of HER2 overexpressing cancers in humans in 2014 and has licensed ADXS-cHER2 for animal-health indications.

Advaxis has created more than 20 distinct immunotherapies based on its platform, either directly or through strategic collaborations with recognized cancer centers of excellence. We have clinical research collaborations with the University of Pennsylvania, Brown University, the Georgia Regents University Cancer Center, the Icahn School of Medicine at Mount Sinai, and others.

For more information please visit www.advaxis.com or connect with us on

• Facebook: https://www.facebook.com/advaxisinc

• Twitter: https://twitter.com/Advaxis

• LinkedIn: http://www.linkedin.com/company/advaxis-inc.

• Google+: https://plus.google.com/b/115126287957745987074/115126287957745987074/posts

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis's ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis's proprietary immunotherapy, ADXS-HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis's SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

***

CONTACT:

Advaxis Contact:

Lisa Caperelli

Senior Director of Investor Relations and Corporate Communications

Advaxis, Inc.

caperelli@advaxis.com

215.206.1822

Media Contact:

Tiberend Strategic Advisors, Inc.

Andrew Mielach

amielach@tiberend.com

212.375.2694